EXHIBIT (10.15)

ECOLAB MIRROR PENSION PLAN

(As Amended and Restated Effective January 1, 2011)

ECOLAB MIRROR PENSION PLAN

(As Amended and Restated Effective as of January 1, 2011)

WHEREAS, Ecolab Inc. (the “Company”) has established the Ecolab Pension Plan (the “Pension Plan”), a qualified defined benefit pension plan; and

WHEREAS, Sections 401(a)(17) and 415 of the Code place certain limitations on the amount of benefits that would otherwise be made available under the Pension Plan for certain participants; and

WHEREAS, the Company previously established the Ecolab Mirror Pension Plan (the “Plan”) to provide the benefits which would otherwise have been payable to such participants under the Pension Plan except for such limitations, in consideration of services performed and to be performed by such participants for the Company and certain related corporations; and

WHEREAS, the American Jobs Creation Act of 2004, PX. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

WHEREAS, before the issuance by the U.S. Treasury and the Internal Revenue Service (the “IRS”) of interpretive guidance with respect to Code Section 409A, the Company amended the Plan to temporarily freeze the accrual of Mirror Pension Benefits hereunder as of December 31, 2004; and

WHEREAS, the IRS and U.S. Treasury subsequently issued regulations and other guidance regarding the requirements of and compliance with Code Section 409A; and

WHEREAS, the Board of Directors of the Company directed and authorized appropriate officers of the Company to amend the Plan to (a) reinstate the accrual of Mirror Pension Benefits, effective retroactively as of January 1, 2005 and (b) comply, with respect to the Non-Grandfathered Mirror Pension Benefits thereunder, with the requirements of Code Section 409 and guidance issued thereunder; and

WHEREAS, the Plan was amended and restated in its entirety, effective as of January 1, 2005; and

WHEREAS, the Board of Directors of the Company authorized the appropriate officers of the Company to amend the Plan (i) to use the lump sum actuarial factors to determine the annual installment payment amount (including an increase in installment payments that were commenced prior to January 1, 2011), and (ii) to include an actuarial increase in the non-grandfathered portion of any Standard Mirror Pension Benefit payments that are required to be deferred as a result of the five (5) year redeferral rule to a date that is after the later of termination of employment or age 62; and

WHEREAS, the Plan was amended and restated in its entirety, effective as of December 31, 2010; and

WHEREAS, the Company wishes to clarify ambiguous language in the Plan document.

NOW, THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, the Company hereby amends and restates the Plan in its entirety, effective as of January 1, 2011, to read as follows:

ARTICLE I
PREFACE

Section 1.1            Effective Date.

(1)           The effective date of this amended and restated Plan is January 1, 2011.

(2)           The benefit, if any, payable with respect to a former Executive who Retired or died prior to January 1, 2005 (and who is not rehired by a member of the Controlled Group thereafter) shall be determined by, and paid in accordance with, the terms and provisions of the Plan as in effect prior to January 1, 2005, subject to Section 1.4 and 3.2(2)(c).  Notwithstanding any provision of the Plan to the contrary, an Executive’s Mirror Pension Benefit (which was temporarily frozen from December 31, 2004 through December 31, 2008) shall be retroactively adjusted on January 1, 2009 to reflect the benefit that would have been accrued by the Executive under the Plan, in accordance with Section 3.1, during the period commencing on January 1, 2005 and ending on the earlier of December 31, 2008 or the date on which the Executive terminates his services with all Employers as an employee.

Section 1.2            Purpose of the Plan.  The purpose of this Plan is to provide additional retirement benefits for certain management and highly compensated employees of the Company who perform management and professional functions for the Company and certain related entities.

Section 1.3            Administrative Document.  This Plan includes the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”), which is incorporated herein by reference.

Section 1.4            American Jobs Creation Act of 2004 (AJCA).

(1)           To the extent applicable, it is intended that the Plan (including all Amendments thereto) comply with the provisions of Code Section 409A, as enacted by the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”), so as to prevent the inclusion in gross income of any amount of Mirror Pension Benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executives.  The Plan shall be administered in a manner that will comply with Code Section 409A, including regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “409A Guidance”).  All Plan provisions shall be interpreted in a manner consistent with the 409A Guidance.

(2)           The Administrator shall not take any action hereunder that would violate any provision of Code Section 409A.  The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection with the 409A Guidance to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).

(3)           Notwithstanding any provision of the Plan, any Grandfathered Mirror Pension Benefits (including any Mirror Pre-Retirement Pension Benefits attributable thereto) shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005, except as otherwise provided herein.  Notwithstanding any provision of the Plan to the contrary, neither the Company nor the Administrator guarantee to any Executive or Death Beneficiary any specific tax consequences of participation in or entitlement to or receipt of benefits from, the Plan, and each Executive or the Executive’s Death Beneficiary shall be solely responsible for payment of any taxes or penalties incurred in connection with his participation in the Plan.

ARTICLE II
DEFINITIONS

Words and phrases used herein with initial capital letters which are defined in the Administrative Document or the Pension Plan are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise.  The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

Section 2.1            “Actuarial Equivalent” or “Actuarially Equivalent.” A benefit is the “Actuarial Equivalent” of another benefit if, on the basis of Actuarial Factors, the present values of such benefits are equal.

Section 2.2            “Actuarial Factors” shall mean the actuarial assumptions set forth in Exhibit A which is attached to and forms a part of this Plan.

Section 2.3            “Code Limitations” shall mean the limitations imposed by Code Sections 401(a)(17) and 415, or any successor(s) thereto, on the amount of the benefits which may be payable to or with respect to an Executive from the Pension Plan.

Section 2.4            “Death Beneficiary” shall mean the beneficiary designated under this Plan and the SERP.  The designation of a Death Beneficiary may be made, and may be revoked or changed only by an instrument (in form prescribed by Administrator) signed by the Executive and delivered to the Administrator during the Executive’s lifetime.  If the Executive is married on the date of his death and has been married to such spouse throughout the one-year period ending on the date of his death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.  Any Mirror Pension Benefits remaining to be paid after the death of a Death Beneficiary (or a contingent Death Beneficiary, to the extent designated by the Executive) shall be paid to the Death Beneficiary’s estate.  If no Death Beneficiary is designated by the Executive or all designated Death Beneficiaries predecease the Executive, the Executive’s Death Beneficiary shall be his spouse, and if there is no surviving spouse, then the Executive’s estate.  The most recent Death Beneficiary designation on file with the Administrator will be given effect, and in the event of conflicting forms files simultaneously under this Plan and the SERP, the Death Beneficiary designation under the SERP will govern.

Section 2.5            “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment.

Section 2.6            “Executive” shall mean an Employee of an Employer (1) whose Annual Compensation from the Employers for the preceding Plan Year exceeds the dollar limitation described in Code Section 401(a)(17), (2) who is a Participant in the Pension Plan, and (3) who is selected by the Administrator to participate in the Plan.  Once an Employee has satisfied the requirements of an Executive and commenced participation in the Plan, his participation may continue, notwithstanding the fact that his Annual Compensation is reduced below the limitation described in Code Section 401(a)(17), until the Administrator determines, in his sole discretion, that the Employee would fail to satisfy the requirements of a “management or highly compensated employee” under ERISA.

Section 2.7            “Grandfathered Mirror Pension Benefit” shall mean the portion of an Executive’s Mirror Pension Benefit that is deemed to have been deferred (within the meaning of the 409A Guidance)

under the Plan before January 1, 2005 and that is equal to the present value as of December 31, 2004 of the vested Mirror Pension Benefit to which the Executive would be entitled under the Plan, as in effect on October 3, 2004, if the Executive voluntarily terminated employment with the Controlled Group without cause on December 31, 2004, and received a payment, on the earliest possible date allowed under the Plan, of his Mirror Pension Benefit in the form with the maximum value (increased in subsequent years to equal the present value of the benefit the Executive actually becomes entitled to receive, in the form and at the time actually paid, determined under the terms of the Plan as in effect on October 3, 2004, without regard to any services rendered or Compensation increases applicable after December 31, 2004).

Section 2.8            “Mirror Savings Plan” shall mean the Ecolab Mirror Savings Plan, as such plan may be amended from time to time.

Section 2.9            “Mirror Pension Benefit” shall mean the retirement benefit determined under Article III.

Section 2.10          “Mirror Pre-Retirement Pension Benefit” shall mean the pre-retirement benefit determined under Article IV.

Section 2.11          “Non-Grandfathered Mirror Pension Benefit” shall mean any Mirror Pension Benefit that is not a Grandfathered Mirror Pension Benefit.

Section 2.12          “Plan” shall mean this Ecolab Mirror Pension Plan, as it may be amended from time to time.

Section 2.13          “Separation from Service” or to “Separate from Service” shall mean any termination of employment with the Controlled Group due to retirement, death, disability or other reason; provided, however, that no Separation from Service is deemed to occur while the Executive (1) is on military leave, sick leave, or other bona fide leave of absence that does not exceed six (6) months (or, in the case of Disability, twelve (12) months), or if longer, the period during which the Executive’s right to reemployment with the Controlled Group is provided either by statute or by contract, or (2) continues to perform services for the Controlled Group at an annual rate of fifty percent (50%) or more of the average level of services performed over the immediately preceding 36-month period (or the full period in which the Executive provided services (whether as an employee or as an independent contractor) if the Executive has been providing services for less than 36 months).  With respect to the terms of the Plan affecting Non-Grandfathered Mirror Pension Benefits, any reference to “termination of employment” in the Plan shall mean Separation from Service as defined in this Section.  Whether an Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance.

Section 2.14          “SERP” shall mean the Ecolab Supplemental Executive Retirement Plan, as in effect from time to time.

Section 2.15          “SERP Benefit” shall mean an Executive’s benefit accrued under the SERP.

Section 2.16          “Specified Employee” shall mean “Specified Employee” as defined in the Administrative Document.

ARTICLE III
MIRROR PENSION BENEFITS

Section 3.1            Amount of Mirror Pension Benefits.

(1)           In General.  Each Executive whose benefits under the Pension Plan payable on or after the Effective Date are reduced due to the Code Limitations shall be entitled to a Mirror Pension Benefit, which shall be determined as hereinafter provided.

(2)           Standard Mirror Pension Benefits.  The Standard Mirror Pension Benefit shall be a monthly retirement benefit calculated using the final average pay benefit formula specified in Article 4 of the Pension Plan equal to the difference between (a) and (b), where:

(a)  =  the amount of the monthly benefit payable to the Executive under the Pension Plan calculated on a single life annuity basis commencing at age 65, determined under the Pension Plan as in effect on the date of the Executive’s termination of employment with the Controlled Group but calculated as if (i) the Pension Plan did not contain the Code Limitations, and (ii) the definition of Annual Compensation under the Pension Plan included the Executive’s deferrals under the Mirror Savings Plan or its predecessor plan; and

(b)  =  the amount of the monthly benefit which would be payable to the Executive under the Pension Plan calculated on a single life annuity basis commencing at age 65, determined under the Pension Plan as in effect on the date of the Executive’s termination of employment with the Controlled Group.

As a consequence of the freezing of benefit accruals under Section 4 of the Pension Plan as of December 31, 2020, the formula in this Section 3.1(2) will be applied by determining an Executive’s Annual Compensation and the monthly benefit under Section 4 of the Pension Plan as of December 31, 2020 (or, if earlier, as of the date of the Executive’s termination of employment with the Controlled Group).

(3)           Cash Balance Mirror Pension Benefits.  The Administrator shall establish an “Excess Retirement Account” for each Executive who is accruing benefits under the cash balance formula described in Article 6 of the Pension Plan.  As of the end of each calendar year (or at such other time as a Contribution Credit is made to the Executive’s Retirement Account under the Pension Plan), the Administrator shall credit each Executive’s Excess Retirement Account under this Plan with an amount equal to the difference between (a) and (b) where:

(a)   =                 the amount that would have been credited to the Executive’s Retirement Account under the Pension Plan if (i) the Pension Plan did not contain the Code Limitations, and (ii) the definition of Annual Compensation under the Pension Plan included the Executive’s deferrals under the Mirror Savings Plan; and

(b)   =                 the amount which is actually credited to the Executive’s Retirement Account under the Pension Plan.

The Administrator shall also credit each Executive’s Excess Retirement Account with Interest Credits in accordance with the rules specified in the Pension Plan.

As a consequence of the amendment of the accrual of benefits under Article 6 of the Pension Plan as of December 31, 2020, benefits under this Section 3.1(3) will accrue at the reduced 3% crediting rate for Annual Compensation paid after December 31, 2020.

(4)           Notwithstanding anything in this Section 3.1 to the contrary, in no event, will any Executive’s Mirror Pension Benefit be less than such Executive’s Grandfathered Mirror Pension Benefit.

Section 3.2            Time of Payment.

(1)           Grandfathered Mirror Pension Benefit.  The portion of an Executive’s vested Mirror Pension Benefit that is a Grandfathered Mirror Pension Benefit shall be paid or commence to be paid at the same time and under the same conditions as the benefits payable to the Executive under the Pension Plan.  Notwithstanding the foregoing, if payment at such time is prevented due to reasons outside of the Administrator’s control, the vested Mirror Pension Benefits shall commence as soon as practicable after the benefits commence under the Pension Plan, and the first payment hereunder shall include any Mirror Pension Benefits not paid as a result of the delay in payment.

(2)           Non-Grandfathered Mirror Pension Benefit.  The provisions of this Section 3.2(2) shall apply solely with respect to the portion of any Executive’s vested Mirror Pension Benefit that is a Non-Grandfathered Mirror Pension Benefit.

(a)              Standard Mirror Pension Benefits.  The Executive’s Standard Mirror Pension Benefit shall be paid or commence to be paid on the first day of the third month following the month in which occurs the later of the date on which the Executive (i) attains age 55 or (ii) Separates from Service, subject to Sections 3.2(2)(d), and 3.3(2)(d) (as applicable).  The amount of any such Standard Mirror Pension Benefit paid before the Executive’s attainment of age 62 shall be actuarially reduced using the Actuarial Factors, as in effect on the date of the Executive’s Separation from Service.

(b)              Cash Balance Mirror Pension Benefit.  The Executive’s Cash Balance Mirror Pension Benefit shall be paid or commence to be paid on the first day of the third month following the month in which Executive Separates from Service, subject to Sections 3.2(2)(d) and 3.3(2)(d) (as applicable).

(c)               Certain Transition Distributions to Terminated Executives.  Notwithstanding Section 3.2(2)(a) and 3.2(2)(b) and subject to Section 3.2(2)(d),

(i)            An Executive who Separated from Service after December 31, 2004 and before December 31, 2008 and has commenced payments of his Grandfathered Mirror Pension Benefits at any time before December 31, 2008, shall receive his Non-Grandfathered Mirror Pension Benefit, for which the Executive’s Mirror Pension Benefit is retroactively adjusted pursuant to Section 1.1 on January 1, 2009, in the same form and at the same time as the Executive’s Grandfathered benefit, in the same form and at the same time as the Executive’s Grandfathered benefit, subject to Section 3.2(2)(d).  Notwithstanding the foregoing, an Executive’s Cash Balance Benefit shall be paid on March 1, 2009, subject to Section 3.2(2)(d).

(ii)           An Executive who Separated from Service after December 31, 2004 and before December 31, 2008 and has not before December 31, 2008 commenced payments of his Grandfathered Mirror Pension Benefits shall receive his Non-

Grandfathered Mirror Pension Benefits, for which the Executive’s Mirror Pension Benefit is retroactively adjusted pursuant to Section 1.1 on January 1, 2009, as follows, subject to Section 3.2(2)(d):

(A)          The Executive’s Standard Mirror Pension Benefit shall be paid to the Executive in a single lump sum amount on the later of March 1, 2009 or the date on which the Executive attains age 55.

(B)          The Executive’s Non-Grandfathered Cash Balance Mirror Pension Benefit credited to the Executive’s Excess Retirement Account under the Plan shall be paid in a single lump sum amount on March 1, 2009.

(d)              Payment Delay for Specified Employees.  Notwithstanding any provision of the Plan, payments to a Specified Employee shall be made or commence on the first day of the month coincident with or immediately following the latest of (i) the date specified in Section 3.2(2)(a), (b) or (c), (ii) the date specified in Section 3.3(2)(d)(i), if the Executive made an election pursuant to such section, or (iii) the date that is six (6) months after the Specified Employee’s Separation From Service; provided, however, that if the Executive dies before the date specified in (i), (ii) or (iii), the Executive’s benefit shall be paid or commence on the date specified in Section 4.2.  The first payment made to the Specified Employee following the 6-month delay shall include any Mirror Pension Benefit payments that were not made as a result of the delay in payment pursuant to this paragraph (d), with interest at an annual rate of five percent (5%).  Notwithstanding the foregoing, this paragraph (d) shall not apply to any Executive if on the date of his Separation from Service, the stock of the Company and Controlled Group members is not publicly traded on an established securities market (within the meaning of the 409A Guidance).

(e)               Delay of Payments Subject to Code Section 162(m).  The Company may delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Code Section 162(m).  In such event, (i) if any payment is delayed during any year on account of Code Section 162(m), then all payments that could be delayed on account of Code Section 162(m) during such year must also be delayed; (ii) such delayed payments must be paid either (A) in the first year in which the Company reasonably anticipates the payment to be deductible, or (B) the period beginning on the date of the Executive’s Separation From Service and ending on the later of the end of the Executive’s year of separation or the fifteenth (15th) day of the third month after such separation; and (iii) if payment is delayed to the date of Separation from Service with respect to an Executive who is a Specified Employee, such payment shall commence after such Executive’s Separation from Service on the date immediately following the six-month anniversary of the Separation from Service, or if earlier, on the date of the Executive’s death.

(f)               Actuarial Adjustment for Delay on Account of Election Under Section 3.3(2)(d)(i).  If an Executive’s election under Section 3.3(2)(d)(i) delays the commencement of the Executive’s Standard Mirror Pension Benefit portion of his or her Non-Grandfathered Mirror Pension beyond the later of the Executive’s Separation from Service or the date on which the Executive attains age 62, then such benefit will be actuarially increased using the Actuarial Factors for lump sum calculations, as in effect on the date the benefit payments were originally scheduled to be paid or commenced to be paid, provided, however, in no event will the interest rate exceed seven and one-half percent (7½%).

Section 3.3            Form of Payment of Mirror Pension Benefits.

(1)           Grandfathered Mirror Pension Benefit.  The provisions of this Section 3.3(1) shall apply solely with respect to the portion of an Executive’s vested Standard Mirror Pension Benefit that is a Grandfathered Mirror Pension Benefit.

(a)              In General.  The Standard Mirror Pension Benefit calculated in accordance with Section 3.1(2) shall be payable in the same form and for the same duration as the benefits payable to the Executive under the Pension Plan; provided, however, that if the form of payment of the Standard Mirror Pension Benefit selected by the Executive is not a single life annuity commencing at age 65, the amount of such Benefit shall be adjusted to an amount which results in a Benefit payable which is the Actuarial Equivalent of a single life annuity commencing at age 65.  An election by an Executive of a form of payment under the Pension Plan shall be deemed to be an election by such Executive of the form of his Standard Mirror Pension Benefit.  In the absence of an election by the Executive of the form of his Standard Mirror Pension Benefit under the Pension Plan, the form of Standard Mirror Pension Benefit for an unmarried Executive shall be a single life annuity commencing at age 65, and for a married Executive shall be a joint and 50% survivor benefit which is the Actuarial Equivalent of such single life annuity.

(b)              Lump Sum Election.

(i)            Notwithstanding the foregoing, an Executive may elect to receive the Standard Mirror Pension Benefit or to have his Death Beneficiary receive a Standard Mirror Pre-Retirement Pension Benefit in the form of a single lump sum payment by filing a notice in writing on a form provided by the Administrator, signed by the Executive and filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability, or at least one (1) year prior to the Executive’s voluntary retirement or termination of employment.  Any such election may be changed at any time and from time to time without the consent of any existing Death Beneficiary or any other person other than, if applicable, his spouse, by filing a later signed written election with the Administrator; provided that any election made less than one (1) year prior to the Executive’s voluntary retirement or termination of employment shall not be valid.  An Executive’s election of a lump sum payment under this Subsection shall be controlling with respect to any payment of Standard Mirror Pre-Retirement Pension Benefits to his Death Beneficiary.  Notwithstanding the foregoing, an Executive shall be permitted to make an election to receive his Standard Mirror Pension Benefit in the form of a lump sum payment within the one (1) year period prior to his voluntary termination if (and only if) the amount of the Standard Mirror Pension Benefit payable to the Executive is reduced by ten percent (10%).

(ii)           The lump sum payment described in paragraph (b)(i) of this Subsection shall be calculated (A) by converting the Executive’s Standard Mirror Pension Benefit (calculated in accordance with the provisions of Section 3.1(2)) at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors for this purpose, and then applying the ten percent (10%) reduction, if applicable, or (B) by converting the Death Beneficiary’s Standard Mirror Pre-Retirement Pension Benefit (calculated in accordance with the provisions of Section 4.2(1))

at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors for this purpose, and then applying the ten percent (10%) reduction, if applicable.

(iii)          Notwithstanding any provision of this Plan to the contrary, in the event the equivalent actuarial value of the Executive’s Standard Mirror Pension Benefit, when computed using the Actuarial Factors specified in Exhibit A for this purpose, does not exceed $25,000, such Benefit shall be paid in the form of a single lump sum payment.

(c)               Cash Balance Mirror Pension Benefits.  Notwithstanding any provision of the Plan to the contrary, a Cash Balance Mirror Pension Benefit calculated in accordance with Section 3.1(3) shall automatically be paid to the Executive in the form of a single lump sum payment in an amount equal to the balance in the Executive’s Excess Retirement Account as the date the payment is processed.

(2)           Non-Grandfathered Mirror Pension Benefits.  The provisions of this Section 3.3(2) shall apply solely with respect to the portion of an Executive’s vested Mirror Pension Benefit that is a Non-Grandfathered Mirror Pension Benefit.

(a)              Normal Form of Payment.  Unless an Executive makes an election pursuant to Section 3.3(2)(b) or (e), the Executive’s Non-Grandfathered Mirror Pension Benefit will be paid to the Executive in the form of annual installment payments payable over a period of ten (10) years, the amount of which is Actuarially Equivalent to the Mirror Pension Benefit calculated under Section 3.1.

(b)              Optional Forms of Payment.  In lieu of the normal form of payment, an Executive may make or change an election to receive his Non-Grandfathered Mirror Pension Benefit in one of the following Actuarially Equivalent optional forms of benefit:

(i)            A single life annuity payable monthly to the Executive during the Executive’s life and ending on the date of the Executive’s death.

(ii)           A reduced joint and survivor annuity payable monthly to the Executive during the Executive’s life, and after the Executive’s death, payable monthly to the Executive’s spouse who survives the Executive in the amount equal to 50%, 75% or 100% (as the Executive elects) of such reduced lifetime monthly amount.

(iii)          A reduced life and period certain annuity payable monthly to the Executive during the Executive’s life, with payment thereof guaranteed to be made for a period of five (5) or ten (10) years, as elected by the Executive, and, in the event of the Executive’s death before the end of such 5- or 10- year period, payable in the same reduced amount for the remainder of such 5- or 10- year period, to the Death Beneficiary designated by the Executive.

(iv)          Annual installment payments payable to the Executive over a period of five (5) or ten (10) years, as elected by the Executive.

(v)           A single lump sum payment.

(c)               Mandatory Lump Sum.  Notwithstanding any provision of the Plan to the contrary, in the event that the present value of the Executive’s Non-Grandfathered Mirror Pension Benefit does not exceed $25,000 at the time of distribution, such Non-Grandfathered Mirror Pension Benefit shall be paid in the form of a single lump sum payment on the date of distribution determined under Section 3.2(2).

(d)              Election of Optional Form of Payment.  An election of an optional form of payment must be in writing (on a form provided by the Administrator) and must satisfy the following requirements:

(i)            If an Executive wishes to elect an optional form of payment under Section 3.3(2)(b) above (other than the normal form of payment) or, after December 31, 2008, wishes to change his election made under Section 3.3(2)(e) (other than an election change described in Section 3.3(2)(d)(ii)), the election must be filed with the Administrator at least twelve (12) months before the Executive’s Separation from Service.  The most recent election on file with the Administrator (that was filed at least twelve (12) months before the Executive’s Separation from Service and that remains on file with the Administrator as of the date of Separation from Service) shall be given effect and become irrevocable on the date of the Executive’s Separation from Service.  No election filed less than twelve (12) months before the Executive’s Separation from Service shall have any force or effect, except as provided in Section 3.3(2)(d)(ii).  The payment pursuant to an election made under this Section 3.3(2)(d)(i) shall be made or commence on the first day of the month coincident with or immediately following the fifth anniversary of the original commencement date specified in Section 3.2(2)(a) or (b) (as applicable).

(ii)           An Executive who elected, pursuant to Section 3.3(2)(d)(i) or 3.3(2)(e), a life annuity form of payment (within the meaning of the 409A Guidance) described in Section 3.3(2)(b)(i), (ii) or (iii), may, at any time before the date of Separation from Service, change that annuity form of payment to an Actuarially Equivalent life annuity form of payment, provided the commencement date for such annuity, as specified in, respectively, Section 3.3(2)(d)(i) or Section 3.3(2)(e), remains unchanged.

(e)               Transition Elections.  Notwithstanding any provision of the Plan, any Executive who is an active employee of the Company or a member of the Controlled Group during the election period designated by the Administrator, ending no later than December 31, 2008, may make an election to receive his Non-Grandfathered Mirror Pension Benefit in one of the optional forms specified in Section 3.3(2)(b), commencing on the date specified in Section 3.2(2)(a) or (b) (as applicable); provided, however, that such election shall not apply if the Executive Separates from Service on or before December 31, 2008 and is subject to the provision of Section 3.2(2)(c).  The transition election must be made in writing, on a form provided by the Administrator and filed with the Administrator within the designated transition election period.  The transition election made pursuant to this paragraph (e) may not cause any amount to be paid in 2008 if not otherwise payable and may not delay payment of any amount that is otherwise payable in 2008.

(f)               Coordination of Payment Elections with SERP.  If an Executive is also a participant in the SERP, the Executive’s Non-Grandfathered Mirror Pension Benefit and the Non-Grandfathered SERP Benefit will be paid in the same form and at the same time.  If an Executive makes an election of an optional payment form pursuant to Section 3.3(2)(b) of the Plan or Section

3.4(2)(b) of the SERP, the most recent election filed with the Administrator under either this Plan or the SERP at least twelve (12) months before the Separation from Service (or, if applicable, at a date specified in paragraph (d)(ii) of this Subsection) that remains on file with the Administrator on the date of Separation from Service will govern the form and time of payment under the Plan.  In the event of conflicting election forms filed simultaneously under this Plan and the SERP, the election filed under the SERP shall govern.

Section 3.4            Death after Commencement of Non-Grandfathered Mirror Pension Benefits.  If an Executive dies after commencing payment of his Non-Grandfathered Mirror Pension Benefits under the Plan but before his entire Non-Grandfathered Mirror Pension Benefit is distributed, payments to the Executive’s Death Beneficiary (if any) will be made (a) in accordance with the elected optional form of payment described in Section 3.3(2)(b)(ii) or (iii) (if elected), or (b) ninety (90) days after the Executive’s death in the form of a single lump sum, calculated using the Actuarial Factors in effect on the date of distribution, if the Executive elected one of the optional forms of payment described in Section 3.3(2)(b)(iv).

Section 3.5            Adjustment to Annual Installment Payments Commencing Prior to January 1, 2011.  If payment of an Executive’s Non-Grandfathered Mirror Pension Benefit commenced after January 1, 2005 but prior to January 1, 2011 in the form of annual installment payments over a period of five (5) or ten (10) years, then

(1)           The Executive’s annual installment payments will be recalculated as of the original payment commencement date using the Plan’s Actuarial Factors for lump sum calculations and any increase in the amount of each such installment will be paid as follows:

(a)              The increase in the annual installments that were payable prior to January 1, 2011 will be paid in a single lump sum amount in the calendar quarter beginning January 1, 2011 and ending March 31, 2011; and

(b)              Each annual installment due on or after January 1, 2011 will be adjusted to include the increase resulting from the recalculation.

ARTICLE IV
MIRROR PRE-RETIREMENT PENSION BENEFIT

Section 4.1            Eligibility.

(1)           Grandfathered Mirror Pre-Retirement Pension Benefits.  The Death Beneficiary of an Executive who dies after attaining eligibility for a pre-retirement death benefit under the Pension Plan, but prior to commencing to receive Mirror Pension Benefits hereunder shall be entitled to receive the Mirror Pre-Retirement Pension Benefits described in Section 4.2(1) in lieu of any other benefits described in the Plan.

(2)           Non-Grandfathered Mirror Pre-Retirement Pension Benefits.  The Death Beneficiary of an Executive who dies after becoming vested in his Mirror Pension Benefit but prior to commencing to receive Mirror Pension Benefits hereunder shall be entitled to receive the Mirror Pre-Retirement Pension Benefits described in Section 4.2(2) in lieu of any other benefits described in the Plan.

Section 4.2                                      Amount, Form and Timing of Mirror Pre-Retirement Pension Benefits.

(1)                                  Grandfathered Mirror Pension Benefits.  A Death Beneficiary who is eligible for a Mirror Pre-Retirement Pension Benefit hereunder shall receive the portion of such Mirror Pre-Retirement Pension Benefit that is based on the Executive’s Grandfathered Mirror Pension Benefit in accordance with this Subsection (1).

(a)                                            Cash Balance Mirror Pre-Retirement Pension Benefits.  A Death Beneficiary who is eligible for a Cash Balance Mirror Pre-Retirement Pension Benefit shall receive a Cash Balance Mirror Pre-Retirement Pension Benefit, payable at the same time as the pre-retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator.  The Cash Balance Mirror Pre-Retirement Pension Benefit shall automatically be paid in the form of a lump sum payment in an amount equal to the balance in the Executive’s Excess Retirement Account on the date the payment is processed.

(b)                                           Standard Mirror Pre-Retirement Pension Benefits.  A Death Beneficiary who is eligible for a Standard Mirror Pre-Retirement Pension Benefit shall receive a Standard Mirror Pre-Retirement Pension Benefit based on the Executive’s Standard Mirror Pension Benefit hereunder.  The Standard Mirror Pre-Retirement Pension Benefit shall be calculated in accordance with, and payable at the same time and (except as provided in Section 3.3(l)(b)) in the same manner as, the pre-retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator.

(2)                                  Non-Grandfathered Mirror Pre-Retirement Pension Benefits.  A Death Beneficiary who is eligible for a Mirror Pre-Retirement Pension Benefit hereunder shall receive the portion of such Mirror Pre-Retirement Pension Benefit that is based on the Executive’s vested Non-Grandfathered Mirror Pension Benefit as follows:

(a)                                            Non-Grandfathered Cash Balance Mirror Pre-Retirement Pension Benefits.  A Death Beneficiary who is eligible for a Non-Grandfathered Cash Balance Mirror Pre-Retirement Pension Benefit shall receive such benefit in the form of a lump sum payment in an amount equal to the portion of the balance in the Executive’s Excess Retirement Account attributable to the Non-Grandfathered Mirror Pension Benefit on the date the payment is processed.  The Non-Grandfathered Cash Balance Mirror Pre-Retirement Pension Benefit shall be paid ninety (90) days after the Executive’s death.

(b)                                           Non-Grandfathered Standard Mirror Pre-Retirement Pension Benefits.

(i)                                     If an Executive (A) is not married on the date of his death, (B) has been married for less than one year prior to his death and designates a Death Beneficiary other than his spouse, or (C) has been married for at least one year prior to his death and the Executive’s spouse consents to the Executive’s designation of a Death Beneficiary other than the spouse, the Executive’s Death Beneficiary shall receive his benefit in an amount Actuarially Equivalent to the survivor benefit determined as if the Executive had Separated From Service on the earlier of the date of his actual Separation from Service or the date of his death, elected to receive his Non-Grandfathered Mirror Pension Benefit in the form of a monthly life annuity with a) a five (5) year certain survivor benefit if the Executive Separated from Service before attaining age 55, or b) a ten (10) year certain survivor benefit, if the Executive had attained age 55 while an Employee, had survived to age 55 and had died immediately following his payment commencement date.  The Non-Grandfathered Standard Mirror Pre-Retirement Pension Benefit shall be paid in the form of an Actuarially Equivalent single lump sum payment on the first day of the third month after the later of the date on which the Executive would have attained age 55 or the date of the Executive’s death.

(ii)                                  If an Executive is married on the date of his death and paragraph (b)(i) does not apply to him, then, the Executive’s surviving spouse shall receive the Non-Grandfathered Standard Mirror Pre-Retirement Pension Benefit as follows:

(A)                              If the Executive Separated from Service before attaining age 55, the Executive’s spouse shall receive a reduced annuity payable monthly to the Executive’s spouse during his life, commencing on the first day of the third month following the later of the date on which the Executive would have attained age 55 or the date of the Executive’s death and ending on the date of the Executive’s spouse’s death, calculated as if the had Executive Separated from Service on the earlier of the date of the Executive’s death or actual Separation from Service, elected a joint and 50% survivor annuity form of payment described in Section 3.3(2)(b)(ii), survived to age 55 and died on the date following the payment commencement date.

(B)                                If the Executive had attained age 55 while an Employee, the Executive’s spouse shall receive a reduced annuity payable monthly to the Executive’s spouse during his life, commencing on the first day of the of the third month after the date of the Executive’s death, calculated as if the Executive had died immediately after commencing payments in the form of an immediate joint and 100% survivor annuity form of payment described in Section 3,3(2)(b)(ii).

(C)                                Notwithstanding the foregoing, if the present value of the Non-Grandfathered Standard Mirror Pre-Retirement Pension Benefit under this paragraph (b)(ii) does not exceed $25,000, such benefit will be distributed to the Executive’s Death Beneficiary in the form of an Actuarially Equivalent single lump sum on the first day of the third month following the later of the date on which the Executive would have attained age 55 or the date of the Executive’s death.

ARTICLE V

VESTING

Section 5.1                                      Vesting.

(1)                                  In General.  Except as provided in Subsection (2) and (3) of this Section, an Executive or Death Beneficiary shall become vested in the Mirror Pension Plan Benefits in accordance with the vesting provisions of the Pension Plan.

(2)                                  Forfeiture Provision.

(a)                                            Notwithstanding the provisions of Subsection (3) hereof, but subject to the requirements of paragraph (b) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Controlled Group member.  The Employers shall have the burden of proving that one of the foregoing events have occurred.

(b)                                           Notwithstanding the foregoing, an Executive shall not forfeit any portion of his Mirror Pension Benefits or Mirror Pre-Retirement Pension Benefits under paragraph (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of paragraph (a) of this Subsection.

(3)                                  Acceleration of Vesting.  Notwithstanding the provisions of Subsection (1) hereof, the Mirror Pension Benefits of the Executives (a) who are employed by the Controlled Group on the date of a Change in Control or (b) whose employment with the Company was terminated prior to a Change in Control but the Executive reasonably demonstrates that the termination occurred at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, shall become immediately 100% vested upon the occurrence of such Change in Control.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1                                      Effect of Amendment and Termination.  Notwithstanding any provision of the Plan (including the Administrative Document) to the contrary, no amendment or termination of the Plan shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), adversely affect the vested Mirror Pension Benefit or vested Mirror Pre-Retirement Pension Benefit under the Plan of any Executive or Death Beneficiary as such Benefit exists on the date of such amendment or termination; provided, however, that this limitation shall not apply to the extent deemed necessary by the Company to comply with the requirements of the 409A Guidance.

Section 6.2                                      Limitation on Payments and Benefits.  Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Code Section 280G, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the

Company, and the determination of the Company’s independent accountants shall be final and binding on all persons.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.2 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan.  The Executive’s benefit will be reduced only to the extent that the reduction in any cash payments due to the Executive and in the Executive’s SERP Benefits is insufficient to reduce or eliminate Excess Parachute Payment as described in this Section.  The Executive’s Non-Grandfathered Mirror Pension Benefit (if any) shall be reduced if required by this section before any Grandfathered Mirror Pension Benefit is reduced.

Section 6.3                                      Establishment of Trust Fund.

(1)                                  In General.  The Plan is intended to be an unfunded, non-qualified retirement plan.  However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits shall be paid.  Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.

(2)                                  Upon a Change in Control.

(a)                                            Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits.  Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan.  Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.

(b)                                           In addition to the requirements described in paragraph (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:

(i)                                     the Trustee of the Trust Fund shall be a third party corporate or institutional trustee;

(ii)                                  the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and

(iii)                               the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or 409A or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to such beneficiary by the trustee.  Upon such termination of the Trust, all of the assets in the Trust Fund attributable to the accrued Mirror Pension Plan Benefits shall be immediately distributed to the Executives, but only to the extent and in the manner permitted by the 409A Guidance, and the remaining assets, if any, shall revert to the Company.

(c)                                            Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such Trust Fund an amount equal to the equivalent actuarial present value of the Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits which have been accrued as of the date of the Change in Control on behalf of all of the Executives under the Plan (using the Actuarial Factors specified in Exhibit A for this purpose).

(d)                                           In January of each year following a funding of the Trust Fund pursuant to paragraph (c) above, the Company shall cause to be deposited in the Trust Fund such additional amount (if any) by which the aggregate equivalent actuarial present value (determined using the Actuarial Factors specified in Exhibit A) of the sum of the Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits for all Executives under the Plan as of December 31 of the preceding year exceeds the fair market value of the assets of the Trust Fund as of such date.

(e)                                            Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is insolvent at the time such contribution is required.

(f)                                              The Administrator shall notify the trustee of the amount of Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits to be paid to or on behalf of the Executive from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.

(g)                                           Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provisions of this Section 6.3(2) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two (2) years following the date the Executives were given written notice of the adoption of such amendment; provided, however, that this limitation shall not apply to any amendment that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of the 409A Guidance.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Mirror Pension Plan and has caused its corporate seal to be affixed this 21st day of December, 2011.

ECOLAB INC.

		By:	/s/Steven L. Fritze
Steven L. Fritze
Chief Financial Officer
(Seal)

Attest:

By:	/s/James J. Seifert
James J. Seifert
General Counsel and Secretary

EXHIBIT A

ACTUARIAL ASSUMPTIONS

FOR STANDARD MIRROR PENSION BENEFITS

AND STANDARD MIRROR PRE-RETIREMENT PENSION BENEFITS

1.	Interest Rate:

A. For lump sum

The interest rate will be 125% of the 10-year Treasury rate for the month of October preceding the Plan Year (i.e., January 1) (1) in which the retirement or other termination of employment is effective if the Mirror Pension Benefit is to commence immediately following such retirement or termination of employment or (2) in which the distribution becomes payable if the payment is to be deferred.

	B. Annual Installments	Same as for lump sum.

	C. General Actuarial Equivalence	7.5% except as provided in item 4 below.

2.	Mortality:

	A. For Lump Sum	Revenue Ruling 2001-62 prescribed table. (The basis is the 1994 unisex pension tables)

	B. Annual Installments	Same as for lump sum.

	C. General Actuarial Equivalence	1971 Group Annuity Table

3.	Annuity Values Weighted:

	A. For Lump Sum	N/A

	B. Annual Installments	N/A

	C. General Actuarial Equivalence	75% male, 25% female

4.	Early Commencement

The Mirror Pension Benefit shall be reduced by one two hundred eightieth (1/280th) for each month that the date of the commencement of payment precedes the date on which the Executive will attain age sixty-two (62). If the Executive’s Ecolab Pension Plan benefit is affected by Section 415 of the Code, the Administrator shall make such further adjustments to the Mirror Pension Benefit as the Administrator, in his or her sole discretion, deems appropriate to ensure that the total early retirement benefit from the Ecolab Pension Plan and the Ecolab Mirror Pension Plan equals the early retirement benefit the Executive would have been entitled to under the Ecolab Pension Plan without regard to the Code Limitations and non-qualified deferrals.

If payment is in the form of a single lump sum, the lump sum amount shall be based on the lump sum interest rate defined in item 1 above, the mortality assumptions specified in items 2 and 3 above, and the “early retirement benefit” immediate annuity amount as determined under this item 4.

ACTUARIAL ASSUMPTIONS

FOR CASH BALANCE MIRROR PENSION BENEFITS

AND CASH BALANCE MIRROR PRE-RETIREMENT PENSION BENEFITS

1.	Interest Rate:

A. Convert Retirement Account into an Annuity

The applicable interest rate(s), within the meaning of Code section 417(e), as specified by the Commissioner of Internal Revenue for the second full calendar month preceding the first day of the Plan Year during which the distribution is made. (Used to determine an actuarially equivalent amount payable immediately as a single-life annuity benefit.)

B. Convert Retirement Accountinto Annual Installments

The interest rate will be 125% of the 10-year Treasury rate for the month of October preceding the Plan Year (i.e., January 1) (1) in which the retirement or other termination of employment is effective if the Mirror Pension Benefit is to commence immediately following such retirement or termination of employment or (2) in which the distribution becomes payable if the payment is to be deferred.

	C. General Actuarial Equivalence	7.5%.

2.	Mortality:

A. Convert Retirement Account into an Annuity

The applicable mortality table, within the meaning of Code section 417(e), in effect as of the date of distribution as prescribed by the Commissioner of Internal Revenue (described in section 807(d)(5)(A) of the Internal Revenue Code). (Used to determine an actuarially equivalent amount payable immediately as a single-life annuity benefit.)

	B. Convert Retirement Accountinto Annual Installments	N/A

	C. General Actuarial Equivalence	Revenue Ruling 2001-62 prescribed table. (The basis is the 1994 unisex pension tables.)

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